1

Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE 42ND MEETING OF THE BOARD OF DIRECTORS HELD ON FEBRUARY 19, 2012

I. DATE, TIME AND PLACE: On February 19, 2014, at 3 p.m., at Praia do Botafogo, No. 300, 11th floor, suite 1101, Botafogo, Rio de Janeiro (RJ). II.CALL NOTICE: By individual messages sent to the Board Members. III. QUORUM AND ATTENDANCE: A majority of Board Members were present and signed below; representatives of Banco Santander (Brasil) S.A. were also present. IV. CHAIR: Chairman: Mr. José Mauro M. Carneiro da Cunha; Secretary: Mr. José Augusto da Gama Figueira. AGENDA: (1) Offering Conditions for the Capital Increase; (2) Amendment to the Limit of Authorized Capital of Oi; (3) Provision of Guarantees of Oi to the debts of its subsidiaries and the PT companies; (4) Hiring of Evaluator for the PT Assets (Article 8 of the Brazilian Corporation Law) and Valuation Report of PT Assets; and (5) Call Notice of an Extraordinary General Shareholders’ Meeting of Oi with respect to items (1) and (4). VI. RESOLUTIONS: With respect to item (1) of the Agenda, Mr. Bayard De Paoli Gontijo submitted a proposal to conduct the Company’s Capital Increase, through a primary public offering (the “Oi Capital Increase”) of (i) Oi common shares, nominative, book-entry shares without par value, free and clear of any liens or encumbrances (the “Common Shares”) and (ii) Oi preferred shares, nominative, book-entry shares without par value, free and clear of any liens or encumbrances (the “Preferred Shares” and together with the Common Shares, the “Shares”), including shares in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), to be conducted simultaneously in Brazil and outside Brazil (the “Global Offering” or the “Offering”), with the following principal characteristics: (I) the capital increase resulting from the Global Offering will occur within the authorized capital limit to be foreseen in Oi’s Bylaws, with priority subscription rights for shareholders of Oi according to the priority offering, as provided in the documentation of the Global Offering (the “Priority Offering”), excluding the preemptive rights of existing shareholders, pursuant to Article 172 of the Brazilian Corporation Law, and in accordance with Article 9 of Oi’s Bylaws, and providing that shareholders may assign, in whole or in part, their respective priority subscription rights under the Priority Offering. Portugal Telecom SGPS S.A. will pay for the Shares subscribed by it under the Priority Offering in assets, contributing to Oi equity interests in companies that hold all of the (i) operational assets of Portugal Telecom, other than the directly or indirectly held shares of Oi and Contax Participações S.A. and (ii) liabilities of Portugal Telecom on the date of contribution (the “PT Assets”). Under the Brazilian Corporation Law, the PT Assets were identified and are subject to valuation by an independent specialist company, whose report will be submitted for approval to the extraordinary general shareholders meeting of Oi, as described in item 2.2 of this document; (II) the Global Offering will comprise, simultaneously: (1) a public offering of Shares in Brazil (the “Brazilian Offering”), to be held in Brazil, in a non-organized over-the-counter market, in accordance with Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”) Instruction No. 400, dated December 29, 2003, amended and restated (“CVM Instruction 400”), coordinated by Banco BTG Pactual S.A. (“BTG Pactual” or the “Lead Coordinator” and the “Stabilizing Agent”), Bank of America Merrill Lynch Banco Múltiplo S.A. (“BofA Merrill Lynch”), Banco Barclays S.A. (“Barclays”), Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) and BES Investimento do Brasil S.A. – Banco de Investimento (“BESI”, and together with the Lead Coordinator, BofA Merrill Lynch, Barclays and Credit Suisse, the “Global Coordinators”), BB – Banco de Investimento S.A. (“BB-BI”), Banco Bradesco BBI S.A. (“Bradesco BBI”), Banco Caixa Geral – Brasil S.A. (“Caixa Geral”), Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários (“Citi”), Goldman Sachs do Brasil Banco Multiplo S.A. (“Goldman Sachs”), HSBC Bank Brasil S.A. – Banco Múltiplo (“HSBC”), Banco Itaú BBA S.A. (“Itaú BBA”), Banco Morgan Stanley S.A. (“Morgan Stanley”) and Banco Santander (Brasil) S.A. (“Santander” and, together with BB-BI, Bradesco BBI, Caixa Geral, Citi, Goldman

Oi S.A.

Minutes of the 42nd Meeting of the Board of Directors

Held on Febraury 19, 2014

Sachs, HSBC, Itaú BBA and Morgan Stanley, the “Joint Bookrunners”), and with the participation of certain contracted managers (the “Contracted Managers”) and certain consortium institutions authorized to operate in the Brazilian capital markets and registered with the São Paulo Stock Exchange (BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”) who were invited to participate in the Brazilian Offering exclusively to place the Brazilian Offering Shares with non-institutional investors (“Consortium Institutions” and, together with the Global Coordinators, the Joint Bookrunners and the Contracted Managers, “Institutions Participating in the Brazilian Offering”). Efforts to place the Brazilian Offering Shares will be simultaneously made outside Brazil by the international placement agents (the “International Placement Agents”), exclusively with investors in other countries except Brazil and the United States of America, pursuant to applicable laws in the country of domicile of each non-resident investor who invests in Brazil, and (2) a public offering of ADSs outside Brazil (the “United States Offering”) to be listed and admitted to trade on the New York Stock Exchange (“NYSE”), in accordance with the U.S. Securities Act of 1933 (“Securities Act”) pursuant to a Registration Statement on Form F-3 to be filed with the U.S. Securities and Exchange Commission (“SEC”), coordinated by the global coordinators of the international offering (the “International Global Coordinators”) and the joint bookrunners of the international offering (the “International Joint Bookrunners”), with the participation of other contracted financial institutions; (III) the value of the Oi Capital Increase is estimated at approximately R$14,100,000,000.00 (fourteen billion and one hundred million reais), with the cash portion comprising a minimum amount of R$7,000,000,000.00 (seven billion reais), with the aim of reaching R$8,000,000,000.00 (eight billion reais), and the remaining portion in assets represented by the PT Assets; (IV) pursuant to Article 24 of CVM Instruction 400, the number of Shares initially offered, (i) deducting the allocated Shares pursuant to the Priority Offering, (ii) excluding the Additional Shares (as defined below) and (iii) subject to the proportion 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares, the shares may be increased by up to 15% (fifteen percent) in the form of common and preferred shares, including shares in the form of ADSs, represented by ADRs, in the same conditions and at the same price as the Shares initially offered, as an option to be granted by Oi to BTG Pactual, made exclusively to meet any excess demand that may result from the Global Offering (the “Over-Allotment Option”); (V) under Article 14, paragraph 2, of CVM Instruction 400, the number of Shares initially offered (excluding Additional Shares) may be, at the discretion of the Company and by agreement with the Global Coordinators and the International Global Coordinators, increased by up to 20% in Common and Preferred Shares (maintaining the ratio of 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares), including shares in the form of ADSs, represented by ADRs, in the same conditions and at the same price as the Shares initially offered (the “Additional Shares”); (VI) under the Global Offering, the price per share of the Preferred Shares will be different from the price per share of the Common Shares. The price per Preferred Share (“Price per Preferred Share”) will be determined after the completion of the process to gather interest from institutional investors, to be held in Brazil by the Global Coordinators and the Joint Bookrunners in accordance with the Article 23, paragraph 1, and Article 44 of CVM Instruction 400, and outside Brazil by the International Global Coordinators and the International Joint Bookrunners (the “Bookbuilding Process”), and will have as parameters (a) the price of preferred shares issued by the Company on the BM&FBOVESPA, and (b) indications of interest depending on the quality and quantity of demand (by volume and price) collected with from Institutional Investors during the Bookbuilding Process. The price per common share (“Price per Common Share”) will have as a parameter the Price per Preferred Share and will be calculated according to the following conversion rate: 1 (one) Preferred Share for 0.9211 (nine thousand, two hundred and eleven ten-thousandths) Common Shares, this being the same proportion to be used in connection with the merger of shares (incorporação de ações) mentioned in the Material Fact and in the Notice to the Market disclosed by the Company on October 2, 2013. The choice of the criterion for determining the price per share is justified by the fact that the price per share will not promote unjustifiable dilution of the shareholders of Oi and that the Shares will be distributed through a public offering, in which the market value of the Shares will be measured by the price of Oi’s preferred shares on the BM&FBOVESPA, the price of ADSs on the NYSE and the indications of interest based on the quality and

Oi S.A.

Minutes of the 42nd Meeting of the Board of Directors

Held on Febraury 19, 2014

quantity of demand (by volume and price) collected from institutional investors. The price per Share will be determined prior to the effectiveness of the registration of the Global Offering with the CVM and must be ratified by the Board of Directors of Oi; (VII) any stabilization of the price of the shares issued by the Company under the Global Offering will take place in accordance with the applicable regulations of the CVM and BM&FBOVESPA. The stabilization of the Common Shares will only be made in an ancillary way and linked to the stabilization of the Preferred Shares, so as to ensure the maintenance of the above-mentioned ratio of 1/3 (one-third) Common Shares to 2/3 (two-thirds) Preferred Shares, upon exercising the Over-Allotment Option. A majority of the Board Members approved the proposal, and the dissenting vote of Board Member Antônio Cardoso dos Santos, who provided the same reasons for his dissent as he presented during the meeting of the Board of Directors held on December 18, 2013, was recorded. The Board of Executive Officers of Oi was authorized to take all measures and perform all acts necessary to proceed with the Offering, in particular, with powers of representation before the CVM, the Central Bank of Brazil (Banco Central do Brasil) (“BACEN”), the Brazilian National Association of Financial and Capital Markets Entities (Associação Brasileira das Entidades dos Mercados Financeiro e de Capital), (“ANBIMA”), the BM&FBOVESPA, and to perform or cause to be performed, when necessary, all acts and/or negotiate and sign any contracts, communications, notices, certificates, documents or instruments necessary or appropriate to conduct the Offering, including, but not limited, to the Brazilian Underwriting, Placement and Firm Guarantee Settlement Agreement of Common and Preferred Shares Issued by Oi S.A. (Contrato de Coordenação, Colocação e Garantia Firme de Liquidação de Ações Ordinárias e Preferenciais de Emissão da Oi S.A.) (“Brazilian Underwriting Agreement”), the Private Agreement for Price Stabilization Services of the Common and Preferred Shares Issued by Oi S.A. (Instrumento Particular de Contrato de Prestação de Serviços de Estabilização de Preço de Ações Ordinárias e Preferenciais de Emissão da Oi S.A.) (the “Brazilian Stabilization Agreement”) and the Underwriting Agreement and Placement Facilitation Agreement, being hereby ratified all other acts already performed by the Board of Executive Officers of Oi in order to complete the Offering, including the hiring of the Global Coordinators, the Joint Bookrunners, the Institutions Participating in the Brazilian Offering, the International Placement Agents, the International Global Coordinators, the International Joint Bookrunners, legal advisors and auditors. With respect to item (2) of the Agenda, Mr. Gontijo informed the Board that, to enable the completion of the Oi Capital Increase, it would be necessary to submit for approval of the General Shareholders’ Meeting the proposed amendment of the Company’s authorized capital, with a subsequent amendment to Article 6 of the Company’s Bylaws, as follows: “Article 6 — The Company is authorized, by resolution of the Board of Directors, to increase its capital stock in the form of common and preferred shares, until its capital stock reaches the amount equivalent to R$34,038,701,741.49, subject to the legal limit of 2/3 (two-thirds) for the issuance of preferred shares with no right to vote.” A majority of the Board Members approved the proposal, and the dissenting vote of Board Member Antônio Cardoso dos Santos, who provided the same reasons for his dissent as he presented during the meeting of the Board of Directors held on December 18, 2013, was recorded. With respect to item (3) of the Agenda, Mr. Gontijo informed the Board that, as part of the operation to join the activities of the Company with Portugal Telecom, and as a result of the contribution of the PT Assets to the Company, it would be necessary for the Company, as the new controller of such assets and conditioned on the effectiveness of the capital contribution by Portugal Telecom in the capital increase of the Company, provide guarantees for: (i) the bonds of Portugal Telecom International Finance B.V. (“PTIF”) and of Portugal Telecom, as well as loans and financings of Portugal Telecom; (ii) debts of the Company’s subsidiaries that require the maintenance of the “pari passu” condition with the other debts, and (iii) new debt issuances of Portugal Telecom that would be necessary to conclude the transaction. The Board unanimously approved the proposal, authorizing the Board of Executive Officers to take all necessary measures for the consent solicitation by Portugal Telecom of the PTIF and Portugal Telecom bonds. A majority of the Board Members approved the proposal, and the dissenting vote of Board Member Antônio Cardoso dos Santos, who provided the same reasons for his dissent as he presented during the meeting of the Board of Directors held on December 18, 2013, was recorded. Board Member Shakhaf Wine left the room during the deliberation of

Oi S.A.

Minutes of the 42nd Meeting of the Board of Directors

Held on Febraury 19, 2014

this item and abstained from voting. With respect to item (4) of the Agenda, the representatives of Banco Santander (Brasil) S.A. presented the results of their valuation of the PT Assets, which will serve as payment for the shares to be issued by Oi, in accordance with Article 8 of the Brazilian Corporation Law. The Board Members examined and discussed the valuation report and questioned the representatives of Banco Santander (Brasil) S.A. who were present at the meeting, as to whether they, as specialists in this subject, considered the legal norms pertinent to the matter in preparing the Valuation Report, including the Brazilian Corporation Law and the regulations issued by the CVM, in addition to good practices relating to valuations of this nature. The representatives of the evaluator affirmed they had complied with all applicable provisions and that the Valuation Report complies with applicable norms. Thus, a majority of the Board Members resolved, notwithstanding the dissenting vote of Board Member Antônio Cardoso dos Santos, who provided the same reasons for his dissent as he presented during the meeting of the Board of Directors held on December 18, 2013, to forward for approval of the Company’s shareholders: (i) the ratification of the appointment and hiring of Banco Santander (Brasil) S.A. for the purpose of preparing the Valuation Report of the economic value of the PT Assets in accordance with Article 8 of the Brazilian Corporation Law, (ii) the Valuation Report of the PT Assets, and (iii) the proposed value of the PT Assets, for the purpose of serving as payment for the shares to be issued by Oi, of €1,750,000,000.00 (one billion, seven hundred and fifty million euros), which is within the range of values indicated in the Valuation Report and meets the minimum amount established in the Memorandum of Understanding signed on October 1, after discounting the payment of dividends by Portugal Telecom estimated at €90,000,000.00 (ninety million euros) and transaction costs incurred by Portugal Telecom, including any other restructuring costs, in an amount of €60,000,000.00 (sixty million euros). Given that the valuation was made in euros, it was recorded that the value of the Valuation Report will be converted into reais, at the exchange rate representing the average closing rate for buying and selling euros released by the BACEN on Sisbacen, operation PTAX-800, currency 978, one business day prior to the date on which the call notice to convene the general shareholders’ meeting that will vote on the Valuation Report is first published. Board Member Shakhaf Wine left the room during the deliberation of this item and abstained from voting. Finally, with respect to item (5) of the Agenda, a majority of the Board Members resolved, notwithstanding the dissenting vote of Board Member Antônio Cardoso dos Santos, who provided the same reasons for his dissent as he presented during the meeting of the Board of Directors held on December 18, 2013, to call a general shareholders’ meeting to consider and vote on the matters discussed in items (1) and (4) above. Board Member Shakhaf Wine left the room during the deliberation of this item and abstained from voting. VII. CLOSING: The relevant materials necessary to deliberate on the matters above were previously forwarded to the Board Members and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read, approved and signed by Board Members who were present and by the Secretary. (/s/) José Mauro M. Carneiro da Cunha – Chairman of the Meeting; Armando Galhardo N. Guerra Junior; Renato Torres de Faria; Rafael Cardoso Cordeiro; Sergio Franklin Quintella; Alexandre Jereissati Legey; Fernando Magalhães Portella; Cristiano Yazbek Pereira; Carlos Fernando Costa; Fernando Marques dos Santos; José Valdir Ribeiro dos Reis; Carlos Augusto Borges; Shakhaf Wine and Antonio Cardoso dos Santos.

These minutes are a faithful copy of the original minutes recorded in the Company’s books.

Rio de Janeiro, February 19, 2014.

José Augusto da Gama Figueira

Secretary

Oi S.A.

Minutes of the 42nd Meeting of the Board of Directors

Held on Febraury 19, 2014